Free Writing Prospectus

Filed on October 28, 2019 Pursuant to Rule 433

Registration Statement No. 333-216433

FINAL TERM SHEET

Dated October 28, 2019

DOVER CORPORATION

€500,000,000 0.750% Notes due 2027

Issuer:	Dover Corporation

Title of Securities:	0.750% Notes due 2027 (the “Notes”)

Legal Format:	SEC registered

Aggregate Principal Amount:	€500,000,000

Issue Price (Price to Public):	99.337% of principal amount

Maturity Date:	November 4, 2027

Coupon (Interest Rate):	0.750%

Benchmark Security:	DBR 0.500% due August 15, 2027

Spread to Benchmark Security:	130.900 basis points (1.309%)

Benchmark Security Price and Yield:	107.740; -0.473%

Mid-Swap Yield:	-0.044%

Spread to Mid-Swap Yield:	88 basis points (0.88%)

Yield to Maturity:	0.836%

Interest Payment Dates:	November 4 of each year, beginning on November 4, 2020

Regular Record Dates:	October 15 of each year

Day Count Convention:	ACTUAL/ACTUAL (ICMA)

Redemption Provisions:

Dover Corporation may, at its option, redeem any or all of the Notes, on the basis of a make-whole call at any time prior to August 4, 2027 (the date that is three months prior to maturity) at a discount rate of the applicable Comparable Government Bond Rate (as defined in the preliminary prospectus supplement) plus 20 basis points, plus accrued and unpaid interest to, but excluding, the redemption date. Dover Corporation may, at its option, redeem any or all of the Notes, at any time on or after August 4, 2027 (the date that is three months prior to maturity) at 100%, plus accrued and unpaid interest to, but excluding, the redemption date

Dover Corporation may also, at its option, redeem the Notes in whole, but not in part, for tax reasons, as described in the preliminary prospectus supplement, dated October 28, 2019

No mandatory redemption provisions

Change of Control Offer:	As described in the preliminary prospectus supplement, dated October 28, 2019

Trade Date:	October 28, 2019

Settlement Date(1):	T+5 (London business days); November 4, 2019

Listing:	Dover Corporation intends to apply to list the Notes on The New York Stock Exchange

Joint Book-Running Managers:	Goldman Sachs & Co. LLC J.P. Morgan Securities plc Citigroup Global Markets Limited Deutsche Bank AG, London Branch ING Bank N.V. Merrill Lynch International

Co-Managers:	HSBC Bank plc Mizuho International plc Skandinaviska Enskilda Banken AB (publ) Wells Fargo Securities International Limited

CUSIP:	260003AQ1

ISIN:	XS2010038730

Common Code:	201003873

Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

Ratings(2):	Baa1 (Stable Outlook) (Moody’s); BBB+ (Stable Outlook) (S&P)

(1)

Dover Corporation expects that delivery of the notes will be made against payment therefor on or about November 4, 2019, which is the fifth business day following the date of pricing of the notes (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next two succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

(2)	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

MiFID II professionals/ECPs-only/No PRIIPs KID: Manufacturer target market (MIFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as the Notes are not available to retail investors in the EEA.

The offer and sale of the Notes to which this final term sheet relates have been registered by Dover Corporation by means of a registration statement on Form S-3 (SEC File No. 333-216433).

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Goldman Sachs & Co. LLC at 1-866-471-2526 and J.P. Morgan Securities plc at +44-207-134-2468.